Exhibit 23.1










INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Mississippi Power Company on Form S-3 of our reports dated February 17, 2003, relating to the financial statements and financial statement schedule of Mississippi Power Company as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of Mississippi Power Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/Deloitte & Touche LLP
Atlanta, Georgia
August 21, 2003